EXHIBIT 99
  Internet Address:  http://www.rdgbat.com

  FOR IMMEDIATE RELEASE                            Contact:  Charles R. Ofner
                                                               (713) 496-5000

   Reading & Bates to Redeem Outstanding $1.625 Convertible Preferred Stock

        August 5,  1996, Houston, Texas....Reading  & Bates Corporation (RB-
  NYSE) announced today it has given notice it will redeem all outstanding shares of the Company's $1.625 Convertible Preferred Stock on September 30, 1996 at the redemption price of $26.1375 per share. In addition the Board of Directors of the Company has declared the quarterly dividend of $0.40625 per share on the $1.625 Convertible Preferred Stock payable September 30, 1996 to holders of record as of September 3, 1996. The current conversion price per share of the Company's common stock into which the $1.625 Convertible Preferred Stock is convertible is $8.625 (equivalent to the rate of 2.899 shares of common stock for each share of $1.625 Convertible Preferred Stock), and the shares of the $1.625 Convertible Preferred Stock may be surrendered for conversion no later than the close of business on September 30, 1996.

        Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

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